EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT

 I, Julia A. Sloat, certify that:

(a) A review of AEP Texas Inc.’s (the “Servicer”) activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Transition Property Servicing Agreement dated as of September 18, 2019 between AEP Texas Restoration Funding LLC, as the Issuing Entity, and the Servicer (the "Servicing Agreement") has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.
Date: March 27, 2020

/s/ Julia A. Sloat
Name: Julia A. Sloat
Title: Treasurer and Senior Officer in Charge of
the Servicing Function, AEP Texas Inc., as Servicer